EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-146956) of GlenRose Instruments, Inc. of our report dated March 28, 2011 relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K of GlenRose Instruments, Inc. for the year ended December 26, 2010.

/s/ MCGLADREY & PULLEN, LLP
McGladrey & Pullen, LLP

Boston, Massachusetts
March 28, 2011